Exhibit 10.416
LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease") is entered into as of the 22nd day of September, 2014 (the "Execution Date") by and between ATTALLA NURSING ADK, LLC, a Georgia limited liability company ("Landlord'') and C.R. OF ATTALLA, LLC, a Georgia limited liability company ("Tenant'), for the improved real property described on Exhibit "A-1" (the "Premises"), on which Premises is located that certain 182-bed senior living facility located at 915 Stewart Avenue, Attalla, Alabama 35954, including the "Landlord Personal Property" associated therewith described on Exhibit "A-2" (the Landlord Personal Property together with the Premises, being collectively the "Facility"). Certain capitalized terms used in this Lease are defined on Exhibit "B".

RECITALS

WHEREAS, Landlord desires to Lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Term. The "Term" of this Lease is the Initial Term of five (5) years plus the Renewal Term (if any). A "Lease Year" is the twelve (12) month period commencing on the Commencement Date (as defined below) and each anniversary thereof during each year of the Term. The "Initial Term" commences on the day that Tenant receives all licenses and other approvals from the State of Alabama to operate the Facility (the "Commencement Date") and ends on the last day of the sixtieth (60th) full calendar month thereafter, and may be extended for one (1) separate renewal term of five (5) years ("Renewal Term" if: (a) at least one hundred eighty (180) days prior to the end of the Initial Term, Tenant delivers to Landlord a "Renewal Notice" indicating that Tenant desires to exercise its right to extend this Lease for the Renewal Term; (b) there is no then uncured Event of Default (i) as of the date Landlord receives the Renewal Notice (the "Exercise Date"), or (ii) on the last day of the Initial Term; and (c) Tenant and any Affiliate of Tenant that leases any additional facility from Landlord or Landlord's Affiliates concurrently deliver appropriate Renewal Notice(s) exercising all renewal options for all such facilities. For purposes hereof, "Termination Date" shall mean the last day of the Initial Term or the Renewal Term (if any) or the earlier date on which this Lease may be terminated as provided herein.

2.Rent.     During the Term, Tenant shall pay in advance to Landlord on or before the 1st day of each month (except for the first Rent payment, which shall be made on the Commencement Date) the following amounts as Rent (as defined below):

2.1 Initial Term Rent.    During the Initial Term, "Rent" shall be as follows:

Lease Year	Rent Per Month
Year 1	$90,000.00
Year 2	$91,000.00
Year 3	$92,000.00
Year 4	$93,000.00
Year 5	$94,000.00

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2.2    Renewal Term Rent.        To establish a fair market Rent for the Premises during the Renewal Term, the Rent for the Renewal Term shall be reset and expressed as an annual amount equal to the greater of (a) the Fair Market Rental of the Premises as established pursuant to Exhibit C-1, or (b) one hundred two percent (102%) of the Rent due for the immediately preceding Lease Year. Commencing with the second (2nd) Lease Year of a Renewal Term, the Rent due each Lease Year shall equal the amount of the Rent payable for the immediately preceding Lease Year as increased by two percent (2%).

2.3    Absolute Net Lease.        All Rent payments shall be absolutely net to Landlord, free or any and all Taxes (as defined below in Section 5), Other Charges (as defined below in Section 5), and operating or other expenses of any kind whatsoever, all of which shall be paid by Tenant. Tenant shall continue to perform its obligations under this Lease even if Tenant claims it has been damaged by Landlord. Thus, Tenant shall at all times remain obligated under this Lease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind. Tenant's sole right to recover damages against Landlord under this Lease shall be to prove such damages in a separate action.

2.4    Payment Terms.    All Rent and other payments to Landlord hereunder shall be paid by wire transfer in accordance with Landlord's wire transfer instructions attached hereto as Exhibit C-2, or as otherwise directed by Landlord from time to time.

3.    Security Deposit.    Tenant shall deposit with Landlord and maintain during the Term the cash sum of Ninety Thousand and 00/100 Dollars ($90,000.00) as a security deposit (the "Security Deposit") which Landlord shall hold as security for the full and faithful performance by Tenant of every term, provision, obligation and covenant under this Lease and subject to the terms and conditions of this Lease. The Security Deposit shall be paid to Landlord on the Execution Date. The Security Deposit may be deposited by Landlord into an interest bearing account, which interest shall accrue for the sole benefit of Landlord and not Tenant. The Security Deposit shall not be considered an advance payment of Rent (or of any other sum payable by Tenant under this Lease) or a measure of Landlord's damages in case of a default by Tenant. The Security Deposit shall not be considered a trust fund, and Tenant expressly acknowledges and agrees that Landlord is not acting as a trustee or in any fiduciary capacity in controlling or using the Security Deposit. Landlord shall have no obligation to maintain the Security Deposit separate and apart from Landlord's general and/or other funds. If Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Lease (or if there is a default under any agreement or instrument with which this Lease is cross-defaulted), Landlord may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Landlord, apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum that Landlord may expend or be required to expend by reason of Tenant's default, including but not limited to, any damages or deficiency in reletting the Premises. Whenever, and as often as, Landlord has applied any portion of the Security Deposit to cure Tenant's default hereunder or under any agreement with which this Lease is cross-defaulted, Tenant shall, within ten (10) days after Notice from Landlord, deposit additional money with Landlord sufficient to restore the Security Deposit to the full amount then required to be deposited with Landlord, and Tenant's failure to do so shall constitute an Event of Default without any further Notice. If Landlord transfers or assigns its interest under this Lease, Landlord shall assign the Security Deposit to the new landlord and thereafter Landlord shall have no further liability for the return of the Security Deposit, and Tenant agrees to look solely to the new landlord for the return of the Security Deposit. Tenant agrees that it will not assign

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or encumber or attempt to assign or encumber the Security Deposit and that Landlord, its successors and assigns may return the Security Deposit to the last tenant in possession of the Premises at the last address for which Notice has given by such tenant and that Landlord thereafter shall be relieved of any liability therefor, regardless of one or more assignments of this Lease or any such actual or attempted assignment or encumbrances of the Security Deposit

4.Late Charges.        The late payment of Rent or other amounts due under this Lease will cause Landlord to lose the use of such money and incur administrative and other expenses not contemplated under this Lease. While the exact amount of the foregoing is difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Landlord, if Rent or any other amount is not paid within (a) five (5) days after the due date for such payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to five percent (5%) of such delinquent amounts, and (b) ten (10) days after the due date for such payment, such unpaid amount shall accrue interest from such date at the rate of ten percent (10%) per annum (the "Agreed Rate").

5.Taxes and Other Charges.        At the commencement and at the expiration of the Term, all Taxes and Other Charges shall be prorated. Landlord shall promptly forward to Tenant copies of all bills and payment receipts for Taxes or Other Charges received by it. Tenant shall pay and discharge (including the filing of all required returns), prior to delinquency or imposition of any fine, penalty, interest or other cost ("Penalty"), (a) "Taxes", consisting of any real property and other taxes and assessments levied or assessed with respect to the Premises (excluding income taxes and/or gross receipts taxes that may be imposed upon Landlord), and (b) "Other Charges", consisting of any utilities and other costs and expenses of the Facility or any portion of the Premises and all other charges, obligations or deposits assessed against any portion of the Premises during the Term. Tenant shall pay the foregoing when due and before any Penalty, but may pay the foregoing in permitted installments (whether or not interest accrues on the unpaid balance). Within ten (10) days of its receipt of Landlord's written notice of payment, Tenant shall pay Landlord an amount equal to any Taxes or Penalty that Landlord at any time is assessed or otherwise becomes responsible and for which Tenant is liable under this Lease. However, nothing in this Lease shall obligate Tenant to pay penalties incurred as a result of Landlord's failure to timely forward bills to Tenant.

5.1    Protests.    Tenant has the right, but not the obligation, in good faith to protest or contest (a "Protest") in whole or in part (a) the amount or payment of any Taxes or Other Charges, and (b) the existence, amount or validity of any Lien (as defined in Section 7.1), by appropriate proceedings sufficient to (i) prevent the collection or other realization of such Taxes, Other Charges or Liens, or (ii) prevent the sale, forfeiture or loss of any portion of the Premises, or (iii) prevent the forfeiture of Rent to satisfy such Taxes, Other Charges or Liens long as it provides Landlord with reasonable security to assure the foregoing). Tenant shall diligently prosecute any such Protest at its sole cost and expense and pay such Taxes, Other Charges or Lien. Landlord shall cooperate in any Protest that involves an amount assessed against it.

5.2    Impound.    If required by the Facility Mortgagee or upon Landlord's written notice to Tenant during the Term, Landlord may require Tenant to pay with each Rent payment a deposit of one twelfth (l/12th) of the amount required to discharge the annual amount of real property Taxes by a Lien encumbering any portion of the Premises as and when they become due. The deposits shall not bear interest nor be held by Landlord in trust or as an agent of Tenant, but rather shall be applied to the payment of the related obligations. If at any time within thirty (30) days prior to the due date the deposits shall be insufficient

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for the payment of the obligation in full, Tenant shall within ten (10) days after demand deposit the deficiency with Landlord. If deposits are in excess of the actual obligation, the required monthly deposits for the ensuing Lease Year shall be reduced proportionately and any such excess at the end of the final Lease Year shall be refunded to Tenant within thirty calendar (30) days. Tenant shall forward to Landlord or its designee all Tax bills, bond and assessment statements as soon as they are received. If Landlord transfers this Lease, it shall transfer all such deposits to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto.

5.3    Tax Treatment; Reporting.        Landlord and Tenant each acknowledges that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Premises and Tenant as the lessee of such Premises including: (a) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Premises, (b) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (c) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for federal income tax purposes.

6.Insurance.     All insurance provided for in this Lease shall (i) be maintained under valid and enforceable policies issued by insurers licensed and approved to do business in the state where the Facility is located, (ii) name Landlord as an additional insured and, for the property insurance policies, as the owner, (iii) be on an ''occurrence" basis, or if claims made, include a provision whereby tail coverage costs are specified upon policy inception, (iv) cover all of Tenant's operations at the Facility, (v) provide that the policy may not be canceled except upon not less than thirty (30) days prior written notice to Landlord and (vi) be primary and provide that any insurance with respect to any portion of the Premises maintained by Landlord is excess and noncontributing with Tenant's insurance. The property policy(ies) shall also name the Landlord and Facility Mortgagee as loss payee. The parties hereby waive as to each other all rights of subrogation which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Original policies or satisfactory insurer certificates evidencing the existence of the insurance required by this Lease and showing the interest of Landlord and Facility Mortgagee shall be provided to Landlord prior to the commencement of the Term or, for a renewal policy, not less than ten (10) days prior to the expiration date of the insurance policy being renewed. If Landlord is provided with a certificate, it may demand that Tenant provide a complete copy of the related policy within ten (10) days. Tenant may satisfy the insurance requirements hereunder through coverage under so-called blanket policy(ies) of insurance carried and maintained by Tenant regarding other operations or facilities; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policies of insurance meeting all other requirements of this Lease by reason of the use of such blanket policies of insurance. During the Term, Tenant shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

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(a)Property Insurance with respect to the Facility against loss or damage from all causes under standard "all risk" property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood, vandalism, earthquake, malicious mischief and any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of the Facility and all Landlord and Tenant Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). Additionally, if the Facility contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Facility, in an amount equal to one hundred percent (100%) of the full replacement cost of the Facility, which policies shall insure against physical damage to and loss of occupancy and use of the Facility arising out of an accident or breakdown covered thereunder;

(b)Business Interruption and Extra Expense Coverage with respect to the Facility for loss of rental value for a period not less than eighteen (18) months, covering perils consistent with the requirements of Section 6(a), and including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Tenant, Landlord and any other insured thereunder from being a co-insurer, and providing that any covered loss thereunder shall be payable to the Landlord;

(c)Commercial General Public Liability Coverage with respect to the Facility (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about the Facility, affording the parties protection of not less than $1,000,000.00 per occurrence/$1,000,000.00 per location in the aggregate, naming Landlord as additional insured;

(d)Professional Liability Coverage with respect to the Facility, providing for claims specifically relating to patient care and services provided by the Facility staff, its' contractors and all related parties, to include coverage or medical directors with regard to their administrative duties provided to the facility, with limits of not less than $1m per occurrence/$3m per location in the aggregate, naming Landlord as additional insured. If such coverage is purchased on a claims made basis, Tenant must show proof of the ability to purchase tail coverage to last through the statute of limitations, upon the end of the Lease Term;

(d)Worker's Compensation and Employers Liability Insurance with respect to the Facility for losses sustained by Tenant's employees in the course and scope of their employment, as well as volunteers, and otherwise consistent with all applicable state law and meeting all other legal requirements;

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(e)Business Interruption and Extra Expense Coverage with respect to the Facility for loss of rental value for a period not less than one (1) year, covering perils consistent with the requirements of Section 4(a), and including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Tenant, Landlord and any other insured thereunder from being a co-insurer, and providing that any covered loss thereunder shall be payable to the Landlord; and

(f) Deductibles/Self-Insured Retentions for the above policies shall not be greater than Fifty Thousand Dollars ($50,000), and Landlord shall have the right at any time to require a lower amount or set higher policy limits, to the extent commercially available and reasonable and customary for similar operations and properties to those of the Facility.

6.Use, Regulatory Compliance and Preservation of Business.

6.1    Permitted Use; Qualified Care. Tenant shall continuously use and occupy the Facility during the Term as a skilled nursing facility with not less than 182 beds and for ancillary services relating thereto, but for no other purpose. Tenant shall provide care, treatment and services to all residents of the Facility in a manner consistent with all applicable laws. Notwithstanding any common law or statutory right, Tenant agrees not to transfer, move or otherwise take action that reduces licensed bed complement of the Facility and Tenant agrees not to take any of the licensed beds out of service or move the beds to a different location.

6.2    Regulatory Compliance.    Tenant, the Facility and the Premises shall comply in all material respects with all licensing and other laws and all covenants, conditions, restrictions and other use or maintenance requirements applicable to the Facility and, to the extent applicable, all Medicare, Medicaid and other third-party payor certification requirements, including timely filing properly completed cost and other required reports, timely paying all expenses shown thereon, and ensuring that the Facility continues to be fully certified for participation in Medicare and Medicaid (if applicable) throughout the Term and when they are returned to Landlord, all without any suspension, revocation, decertification or other material limitation of such certification. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting the Facility, result in closure of the Facility or result in the sale or transfer of all or any portion of any related certificate of need (if applicable), bed rights or other similar certificate or license at any of the Facility. All inspection fees, costs and charges associated with a change of such licensure or certification shall be borne solely by Landlord.

6.3    Preservation of Business.    Tenant acknowledges that a fair return to Landlord on and protection of its investment in the Premises depends, in part, on Tenant's dedication to the Business and the concentration of similar businesses of Tenant and its Affiliates in the geographical area of each Facility. Tenant further acknowledges that the diversion of residents or patient care activities from any Facility to other facilities owned or operated by Tenant or its Affiliates at any time during the Term will have a material adverse effect on the value and utility of such Facility. Therefore, Tenant agrees that during the Term and for a period of two (2) years thereafter, neither Tenant nor any of its Affiliates shall, without the prior written consent of Landlord: (i) operate, own, participate in or otherwise receive revenues from any other business providing services similar to those of the business of the Facility within a ten (10)-mile

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geographical radius of the Facility, (ii) except as is necessary to provide residents or patients with an alternative level of care, recommend or solicit the removal or transfer of any resident or patient from any Facility to any other nursing, health care, senior housing or retirement housing facility or divert actual or potential residents, patients or care activities of the business conducted at the Facility to any other facilities owned or operated by Tenant or its Affiliates or from which they receive any type of referral fees or other compensation for transfers, or (iii) employ for other businesses any management or supervisory personnel working on or in connection with any portion of the business or the Facility; provided, however, that if Tenant or an Affiliate leases additional facilities from Landlord or Landlord's Affiliates, the parties agree that Tenant may move employees among those Affiliated Facilities.

7.	Acceptance, Maintenance, Upgrade, Alteration and Environmental.

7.1    Acceptance "AS IS"; No Liens.    Tenant acknowledges that it is presently engaged in operations similar to those to be conducted at the Facility and has expertise in such industry and, in deciding to enter into this Lease, has not relied on any representations or warranties, express or implied, of any kind from Landlord. Tenant has investigated the Premises, has selected the Premises to its own specifications, has concluded that no improvements or modifications to them are required in order to operate the Facility, and accepts the Facility and the Premises on an "AS IS" basis and assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. Notwithstanding its right to Protest set forth in Section 5.1, Tenant shall not cause or permit any lien, levy or attachment to be placed or assessed against any portion of the Premises or the operation thereof (a "Lien") for any reason, provided that nothing in this Lease shall require Tenant to keep the Premises free of liens that may be filed as a result of Landlord's action or omissions.

7.2    Tenant's Maintenance Obligations.        Tenant shall (a) keep and maintain the Premises and the Facility in good appearance, repair and condition and maintain proper housekeeping, (b) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep the Facility in good and working order and condition and in substantial compliance with all applicable requirements and laws relating to the business conducted thereon, including if applicable, certification for participation in Medicare and Medicaid, and (c) keep and maintain all Landlord and Tenant Personal Property in good condition, ordinary wear and tear excepted, and repair and replace such property consistent with prudent industry practice as required under this Lease.

7.3    Alterations by Tenant.    Tenant may alter, improve, exchange, replace, modify or expand (collectively, "Alterations") the Facility, equipment or appliances on the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises; provided, that any Alterations in excess of Fifty Thousand Dollars ($50,000) with respect to the Facility in any rolling twelve (12) month period shall require Landlord's prior written consent, which shall not be unreasonably withheld, delayed, or conditioned. All Alterations shall immediately become a part of the Premises and the property of Landlord subject to this Lease, and the cost of all Alterations or other purchases, whether undertaken as an on-going licensing, Medicare, Medicaid or other regulatory requirement, or otherwise, shall be borne solely by Tenant. All Alterations shall be constructed in a good and workmanlike manner in compliance with all applicable laws and the insurance required under this Lease.

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7.4    Hazardous Materials.    Tenant's use of the Premises shall comply with all Hazardous Materials Laws. If any Environmental Activities occur or are suspected to have occurred in violation of any Hazardous Materials Laws by Tenant during the Term or if Tenant has received notice of any Hazardous Materials Claim against any portion of the Premises as a result of Tenant's acts or omissions during the Term, Tenant shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Landlord's approval of the remediation plan, remedy any such problem to the satisfaction of Landlord and all applicable governmental authorities, in accordance with all Hazardous Materials Laws and good business practices. During the Term, Tenant shall immediately advise Landlord in writing of (a) any Environmental Activities in violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Tenant or any portion of the Premises; (c) any remedial action taken by Tenant in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in violation of any Hazardous Materials Laws; (d) Tenant's discovery of any occurrence or condition on or in the vicinity of any portion of the Premises that materially increase the risk that any portion of the Premises will be exposed to Hazardous Materials; and (e) all communications to or from Tenant, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Premises, including copies thereof. Landlord shall have the right, at Tenant's sole cost and expense (including, without limitation, Landlord's reasonable attorneys' fees and costs) and with counsel chosen by Landlord, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims. Landlord represents and warrants to Tenant that to Landlord's knowledge, there are not pending claims or causes of action arising out or relating to the Facility or the Premises as of the commencement of the Term.

8.Tenant Property. Tenant shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Landlord Personal Property as shall be necessary or reasonably appropriate to operate the Facility in compliance with this Lease ("Tenant Personal Property", which collectively with the "Tenant Intangible Property" shall be referred to herein as "Tenant Property".) As used herein, "Tenant Intangible Property" means all the following at any time owned by Tenant in connection with its use of any portion of the Premises: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including contracts with residents, employees and third-party payors ), deposit accounts, general intangibles and chooses in action; refunds of any Taxes or Other Charges for periods of time during the Term; and licenses and permits necessary or desirable for Tenant's use of any portion of the Premises, including licensed Medicaid beds (if applicable). Except as may be allowed under common law, Landlord shall have no lien or security interest in or to the Tenant Intangible Property, and any such common law lien or security interest of Landlord shall be subordinate to the lien and security interest of any third party lender providing to Tenant a working capital line of credit, whether such working capital line of credit exists as of the Commencement Date or future working capital lines of credit, and no further instrument of subordination shall be required.

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9.Financial, Management and Regulatory Reports.    Tenant shall provide Landlord with the reports listed in Exhibit "D" at the time described therein, and such other information about it or the operations of the Facility as Landlord may reasonably request from time to time, including such information requested in connection with any financing of the Premises sought by Landlord. All financial information provided by Tenant shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be submitted electronically in the form of unrestricted, unlocked ".xls" spreadsheets created using Microsoft Excel (2003 or newer editions). If Tenant or any Affiliate becomes subject to any reporting requirements of the Securities and Exchange Commission ("SEC") during the Term, it shall concurrently deliver to Landlord such reports as are delivered pursuant to applicable securities laws. Similarly, should Landlord or its parent, AdCare Health Systems, Inc., be subject to any particular reporting requirements of the SEC during the Term for which it needs reports, documentation or other information from Tenant, Tenant agrees to deliver such reports, documentation and information within ten (10) days after Landlord's request for the same.

10.Representations and Warranties.    Each party represents and warrants to the other that: (a) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (b) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the state where the Premises is located; and (c) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

11.Events of Default.        So long as there is no Event of Default, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Tenant or pursuant to Sections 16 or 17. The occurrence of any of the following events will constitute an "Event of Default" on the part of Tenant, and there shall be no cure period therefor except as otherwise expressly provided:

(a)Tenant's failure to pay when due any Rent, Taxes, Other Charges or other required payments;

(b)(i) The revocation, suspension or material limitation of any license required for the operation of the Facility or the certification of the Facility for provider status under Medicare or Medicaid, if applicable; (ii) the closure of the Facility; (iii) the sale or transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Facility; (iv) the use of any portion of the Facility other than for a skilled nursing facility and for ancillary services relating thereto; or (v) any act or omission of Tenant that in the judgment of Landlord will more likely than not result in any of the foregoing;

(c)Any other material suspension, termination or restriction placed upon Tenant, the Facility or the ability to admit residents or patients (e.g., an admissions ban or non-payment for new admissions by Medicare or Medicaid resulting from an inspection survey, if applicable);

(d)A material default by Tenant or any Affiliate under any other lease, agreement or obligation between it and Landlord or any Landlord's Affiliates which is not cured within any applicable cure period specified therein;

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(e) Any misrepresentation by Tenant under this Lease or material misstatement or omission of fact in any written report, notice or communication from Tenant to Landlord;

(f) The failure to perform or comply with the provisions of Sections 6 or 15;

(g) (i) Tenant shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment of all or substantially all of its property for the benefit of creditors; or (ii) a receiver, trustee or liquidator shall be appointed for either or them or any of their property, if within three (3) business days of such appointment Tenant does not inform Landlord in writing that they intend to cause such appointment to be discharged or such discharge is not diligently prosecuted to completion within sixty (60) days after the date of such appointment; (iii) the filing by Tenant of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor's relief; or (iv) the involuntary filing of such a petition against Tenant by any other party, unless Tenant within three (3) business days of such filing informs Landlord in writing of its intent to cause such petition to be dismissed, such dismissal IS diligently prosecuted and such petition is dismissed within ninety (90) days after filing; or

(h) The failure to perform or comply with any other provision of this Lease not requiring the payment of money unless (i) within three (3) business days of Tenant's receipt of a notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (ii) Tenant cures it either (x) within thirty (30) days after such notice from Landlord or (y) if such default cannot with due diligence be so cured because of the nature of the default or delays beyond the control of Tenant and cure after such period will not have a materially adverse effect upon the Facility, then such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof and cures it within sixty (60) days after such notice from Landlord.

12.Remedies.    Upon the occurrence of an Event of Default, Landlord may exercise all rights and remedies under this Lease and the laws of the state where the Premises is located that are available to a Landlord of real and personal property in the event of a default by its Tenant, and as to the Tenant Property, all remedies granted under the laws of such state(s) to a secured party under its Uniform Commercial Code. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet the Premises or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all expenses incurred by it in obtaining possession and reletting any of the Premises, including fees, commissions and costs of attorneys, architects, agents and brokers.

12.1    General.    Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following upon an Event of Default: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach; (b) enter upon any portion of the Premises, terminate this Lease, dispossess Tenant from the Premises through appropriate legal procedures and/or collect money damages by reason of Tenant's breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Lease which survive the

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termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; and (d) (before or after repossession of the Premises pursuant to clause (b) above and whether or not this Lease has been terminated) relet any portion of the Premises to such tenant(s), for such term(s) (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting.

12.2    Remedies Cumulative; No Waiver.      No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of Landlord to insist at any time upon the strict performance of any provision of this Lease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. Landlord's receipt of and Tenant's payment of any rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be effective unless expressed in a writing signed by it.

12.3    Performance of Tenant's Obligations.     If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant after delivering Tenant thirty (30) days' notice with an opportunity to cure, and enter upon any portion of the Premises for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate (as defined in Section 3 hereof) from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Tenant to Landlord upon Landlord's written demand therefor.

13.	Provisions on Termination.

13.1    Surrender of Possession.    On the expiration of the Term or earlier termination or cancellation of this Lease (the "Termination Date"), Tenant shall deliver to Landlord or its designee possession of (a) the Facility and associated Landlord Personal Property in a neat and clean condition and in as good a condition as existed at the date of Tenant's possession and occupancy pursuant to this Lease, ordinary wear and tear excepted, (b) a fully operational, licensed and certified (if applicable) business at the Facility including, at Tenant's sole cost, any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of any portion of the Premises to Landlord or its designee, and (c) all patient charts and resident records along with appropriate resident consents if necessary and copies of all of its books and records relating to the Facility and the Premises. Accordingly, Tenant shall not at any time during or after the Term seek to transfer, surrender, allow to lapse, or grant any security interest or any other interest in and to the licenses, permits or certifications relating to the Facility or the Premises, nor shall Tenant commit or omit any act that would jeopardize the Facility or any licensure or certification of the Facility. Tenant shall cooperate fully with Landlord or its

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designee in transferring or obtaining all necessary licenses and certifications for Landlord or its designee, and Tenant shall comply with all requests for an orderly transfer of the Facility licenses, and Medicare and Medicaid certifications and possession at the time of its surrender of the Premises to Landlord or its designee to operate the Facility. Subject to all applicable laws, Tenant hereby assigns, effective upon the Termination Date, all rights to operate the Facility to Landlord or its designee, including all required licenses and permits and all rights to apply for or otherwise obtain them, and all other nonproprietary Tenant Intangible Property relating to any portion of the Premises.

13.2    Removal of Tenant Personal Property.        Provided that no Event of Default then exists, in connection with the surrender of the Premises, Tenant may upon at least five (5) business days prior notice to Landlord remove from the Premises in a workmanlike manner all Tenant Personal Property, leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal; provided that Landlord shall have the right and option to purchase the Tenant Personal Property for its then net book value during such five (5) business day notice period, in which case Tenant shall so convey the Tenant Personal Property to Landlord by executing a bill of sale in a form reasonably required by Landlord. If there is any Event of Default then existing, Tenant may not remove any Tenant Personal Property from the Premises and instead will, on demand from Landlord, convey it to Landlord for no additional consideration by executing a bill of sale in a form reasonably required by Landlord. Title to any Tenant Personal Property which is not removed by Tenant as permitted above upon the expiration of the Term shall, at Landlord's election, vest in Landlord; provided, however, that Landlord may remove and store or dispose any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.

13.3    Management of Premises.        Commencing on the Termination Date, Landlord or its designee, upon written notice to Tenant, may elect to assume the responsibilities and obligations for the management and operation of the Facility and Tenant agrees to cooperate fully to accomplish the transfer of such management and operation without interrupting the operation of the Facility. Tenant agrees that Landlord or its designee may operate the Facility under Tenant's licenses and certifications pending the issuance of new licenses and certifications to Landlord or its designee. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize any licensure or certification of the Facility, and Tenant shall comply with all requests for an orderly transfer of any and all Facility and other licenses, Medicare and Medicaid certifications and possession of the Premises at the time of any such surrender.

13.4    Holding Over.    If Tenant shall for any reason remain in possession of the Premises after the Termination Date, such possession shall be a mo.nth-to-month tenancy during which time Tenant shall pay as rental on the first (1st) business day of each month one hundred twenty-five percent (125%) of the monthly Rent payable with respect to the last Lease Year, all additional charges accruing during the month and all other sums, if any, payable by Tenant pursuant to this Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Termination Date, nor shall anything contained herein be deemed to limit Landlord's remedies.
13.5    Survival.    All representations, warranties, covenants and other obligations of Tenant under this Lease shall survive the Termination Date.

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14.Certain Landlord Rights.

14.1    Entry and Examination of Records.    Landlord and its representatives may enter any portion of the Premises at any reasonable time after reasonable notice to Tenant to inspect the Premises for compliance, to exhibit the Premises for sale, Lease or mortgaging, or for any other reason; provided that no such notice shall be required in the event of an emergency, upon an Event of Default or to post notices of non-responsibility under any mechanic's or materialman's lien law. No such entry shall unreasonably interfere with residents, patients, patient care or the Tenant's operations of the Facility. During normal business hours, Tenant will permit Landlord and its representatives, inspectors and consultants to examine all contracts, books and financial and other records (wherever kept) relating to Tenant's operations of the Facility.

14.2    Grant Liens.    This Lease shall be subordinate to the right, title, and interest of any lender or other party holding a security interest in or a lien upon the Premises under any and all mortgage instruments or deeds to secure debt presently encumbering the Premises or the Building and to any and all other deeds to secure debt or mortgage instruments hereafter encumbering the Premises or the Building. Tenant shall at any time hereafter, on demand of Landlord or the holder of any such deed to secure debt or mortgage instrument, execute any instruments which may reasonably be required by such party for the purpose of evidencing the subordination of this Lease to the lien or security of such party. Tenant shall, upon demand, at any time or times, execute, acknowledge, and deliver to Landlord or the holder of any such instruments or deeds to secure debt, without expense, any and all documents that may be necessary to make this Lease superior to the lien of any of the same. If the holder of any of said instruments or deeds to secure debt shall hereafter succeed to the rights of Landlord under this Lease, Tenant shall, at the option of such holder or a purchaser at any foreclosure or sale under power, attorn to and recognize such successor as Tenant's landlord under this Lease. Tenant shall promptly execute, acknowledge, and deliver any instrument that may be necessary to evidence such attornment.

14.3    Estoppel Certificates. Tenant shall, at any time upon not less than five (5) business days prior written request by Landlord, have an authorized    representative execute, acknowledge and deliver to Landlord or its designee a written statement certifying (a) that this Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default, and (d) as to such other matters as Landlord may reasonably request.

14.4    Conveyance Release. If Landlord or any successor owner shall transfer any portion of the Premises in accordance with this Lease, they shall thereupon be released from all future liabilities and obligations hereunder arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner.

15.Assignment and Subletting. Except as otherwise expressly permitted in this lease, without Landlord's prior written consent, in its sole and absolute discretion, Tenant shall not assign this Lease, or Lease all or any part of the Premises, or permit the use of the Premises by any party other than Tenant. This prohibition includes an assignment or subletting to or by a receiver or trustee in any federal or state bankruptcy, insolvency, or other proceeding. For purposes of this Section, a sale or transfer of all or a controlling ownership interest in Tenant or a merger or other combination by Tenant or a sale of all or substantially all of Tenant's assets lieu thereof shall be deemed an assignment or other transfer of this Lease.

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16.Damage by Fire or Other Casualty. Tenant shall promptly notify Landlord of any damage or destruction of any portion of the Premises and diligently repair or reconstruct such portion of the Premises to a like or better condition than existed prior to such damage or destruction. Any net insurance proceeds payable with respect to the casualty shall be paid directly to Landlord and, if an Event of Default has not occurred hereunder, may be used for the repair or reconstruction of the applicable portion of the Premises pursuant to Landlord's disbursement requirements and subject to the provisions of the Facility Mortgage Documents and the release of insurance proceeds by the Facility Mortgagee, if any. If such proceeds are insufficient, Tenant shall provide the required additional funds if they are more than sufficient, the surplus shall belong and be paid to Tenant. Tenant shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce or offset rent by reason of any damage or destruction of any portion of the Premises by reason of an insured or uninsured casualty.

17.Condemnation. Except as provided to the contrary in this Section 18, this Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Tenant hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such taking. If during the Term all or substantially all (a "Complete Taking") or a smaller portion (a "Partial Taking") of the Premises is taken or condemned by any competent public or quasi-public authority, then (a) in the case of a Complete Taking, Tenant may at its election made within thirty (30) days of the effective date of such Taking, terminate this Lease and the current Rent shall be equitably abated as of the effective date of such termination, or (b) in the case of a Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the applicable portion of the Premises. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit "E". Landlord alone shall be entitled to receive and retain any award for a taking or condemnation other than a temporary taking; provided, however, Tenant shall be entitled to submit its own claim in the event of any such taking or condemnation with respect to the value of Tenant's leasehold interest in any portion of the Premises and/or the relocation costs incurred by Tenant as a result thereof. In the event of a temporary taking of less than all or substantially all of the Premises, Tenant shall be entitled to receive and retain any and all awards for the temporary taking and the Rent due under this Lease shall be not be abated during the period of such temporary taking.

18.Indemnification.    Tenant agrees to protect, indemnify, defend and save harmless Landlord, its members, managers, Affiliates, directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature, including reasonable attorneys' fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with this Lease, the Premises or the operations of Tenant on any portion of the Premises, including, without limitation, (a) the breach by Tenant or any of its representations, warranties, covenants or other obligations hereunder, (b) any Protest, (c) all known and unknown Environmental Activities on any portion of the Premises, Hazardous Materials Claims or violations by Tenant of a Hazardous Materials Law with respect to any portion of the Premises, and (d) upon or following the Termination Date, the correction of all deficiencies of a physical matter identified by, and any liability assessed or asserted by, any governmental agency or Medicare or Medicaid providers as a result of or arising out of or in connection with this Lease or the related change in ownership inspection and audit (including any overpayment to any Medicare, Medicaid or other third party payor). Upon receiving

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knowledge of any suit, claim or demand asserted by a third party that Landlord believes is covered by this indemnity, it shall give Tenant notice of this matter. If Landlord does not elect to defend the matter with its own counsel at Tenant's expense, Tenant shall then defend Landlord at Tenant's expense (including Landlord's reasonable attorneys' fees and costs) with legal counsel satisfactory to Landlord.

19.Disputes. If any party brings any action to interpret or enforce this Lease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys' fees and costs as awarded by the court in addition to all other recovery, damages and costs.

EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, TENANT'S USE AND OCCUPANCY OF ANY PORTION OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

20.Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Lease shall be in writing and sent by personal delivery, U.S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Tenant:	If to Landlord:

c/o AdCare Health Systems, Inc.
Two Buckhead Plaza
3050 Peachtree Road NW, Suite 355
Attention:	Atlanta, Georgia 30305
Attention: Chief Executive Officer
A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier's proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.

21.	Compliance with Facility Mortgage Documents.

(a)Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the "borrower" or other counterparty thereunder to comply with or cause the operator and/or lessee of a Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (i) the maintenance and repair of such Facility; (ii) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facility and such Facility itself; (iii) the procurement of insurance policies with respect to such Facility; (iv) minimum

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occupancy, fixed coverage ratio or other Facility-related financial and/or performance requirements, and (v) without limiting the foregoing, compliance with all applicable legal requirements relating to such Facility and the operation of the business thereof. For so long as any Facility Mortgages encumber the Premises or any portion thereof or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the applicable Facility in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Landlord relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, this Section shall not be deemed to impose on Tenant obligations materially more burdensome than Tenant's obligations otherwise under this Lease. If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section, Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant's approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord.

(b)Without limiting Tenant's obligations pursuant to this Section, during the Term, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of a Facility that are required by any Facility Mortgage Documents, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Facility Mortgage Documents as security for or otherwise relating to any operating expenses of a Facility, including any capital repair or replacement reserves and/or impounds or escrow accounts for Taxes or insurance premiums (each a "Facility Mortgage Reserve Account"); provided, however, this Section shall not (i) increase Tenant's monetary obligations under this Lease, (ii) materially and adversely increase Tenant's non-monetary obligations under this Lease, or (iii) materially diminish Tenant's rights under this Lease. During the Term of this Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder, have access to and the right to apply or use (including for reimbursement) to the same extent of Landlord all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith.

21.Cooperation.        Tenant agrees that should Landlord and Landlord's Affiliates desire to consolidate all of their leases with Tenant and Tenant's Affiliates into one master Lease, Tenant shall cooperate with Landlord and Landlord's Affiliates in so documenting such consolidation.

22.Miscellaneous.    This Lease has been freely and fairly negotiated, and all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Lease should be deemed or construed to constitute an extension of credit by Landlord to Tenant, if a portion of any payment made to Landlord is deemed to violate any applicable

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laws regarding usury, such portion shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and if Tenant discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Tenant on the Termination Date. If any part of this Lease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following business day. Whenever the words "including", "include" or "includes" are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words "without limitation" immediately followed. Whenever the words day or days are used in this Lease, they shall mean "calendar day" or "calendar days" unless expressly provided to the contrary. The titles and headings in this Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any "Section" mean a section of this Lease (including all subsections), to any "Exhibit" or "Schedule" mean an exhibit or schedule attached hereto or to "Medicare" or "Medicaid'"include any successor program. If more than one Person is Tenant hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Lease. This Lease (a) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia, and (f) incorporates by this reference any Exhibits and Schedules attached hereto.

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IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

ATTALLA NURSING ADK, LLC,
a Georgia limited liability company

By:	/s/ David A. Tenwick
Name:	David A. Tenwick
Its:	Manager

TENANT:

C.R. of Attalla, LLC
a _____________________

By:	/s/ Michael E. Winget Sr
Name:	Michael E. Winget Sr
Its:	Manager

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EXHIBIT "A-1" LEGAL DESCRIPTION

LEGAL DESCRIPTION:

ALL THAT TRACT OR PARCEL OF LAND LYING IN AND BEING A PORTION OF THE SOUTHEAST QUARTER OF THE SOUTHWEST QUARTER, SECTION FIFTEEN (15), TOWNSHIP TWELVE (l2) SOUTH, RANGE FIVE (5) EAST OF THE HUNTSVILLE MERIDIAN, CITY OF ATTALLA OF ETOWAH COUNTY, ALABAMA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF SOUTHEAST QUARTER OF THE SOUTHWEST QUARTER RUNNING THENCE N 08°34'09" E A DISTANCE OF 213.62' TO A CRIMP TOP PIPE FOUND, WHICH IS THE TRUE POINT OF BEGINNING.

THENCE N 00°29'45" E A DISTANCE OF 900.78' TO AN IRON PIN SET; THENCE S 88°01'00" E A DISTANCE OF 147.15' TO A CRJMP TOP PIPE FOUND; HENCE S 01°54'33" W A DISTANCE OF 899.97' TO AN IRON PIN SET; THENCE N 88°05'06" W A DISTANCE OF 424.93' TO A CRIMP TOP PIPE FOUND, WHICH IS THE TRUE POINT OF BEGINNING.

SAID TRACT OR PARCEL OF LAND CONTAINS 9.011 ACRES AND JS DEPICTED ON AN ALTA/ACSM PLAT OF SURVEY PREPARED BY LANDPRO SURVEYING AND MAPPING, INC, DATED JULY 27,2010. AND IS THE SAME AS SHOWN ON A SUBDIVISION PLAT FOR SOUTH MONT ADDITION TO THE CITY OF ATTALLA RECORDED IN PLAT BOOK E PAGES 230-233 AND BEING LOTS 9-44 AND 62-97 OF BLOCK H.

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EXHIBIT A-2
LANDLORD PERSONAL PROPERTY

"Landlord Personal Property" means: (i) all personal property used in the operation or management of the Facility, including machinery, equipment, furniture, furnishings, beds, computers, signage, trade fixtures or other personal property and consumable inventory and supplies, including any and all such personal property replaced by Tenant or required by the state in which the Facility is located or any other governmental entity to operate the Facility, and (ii) all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Facilities; provided, however, that Landlord Personal Property shall not include: (a) any vehicles or computer software used in connection with the operation of the Facilities, or (b) any equipment leased by Tenant from third parties, which equipment is not a replacement of what would otherwise be Landlord Personal Property.

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EXHIBIT "B"
CERTAIN DEFINITIONS
For purposes of this Lease, the following terms and words shall have the specified meanings:
"Affiliate" shall mean with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

"Control" shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control by contract or otherwise.

"Environmental Activities" shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from any portion of the Premises or located on or present on or under any portion of the Premises.

"Facility Mortgage" shall mean any mortgage, deed of trust or other security agreement or lien encumbering the Premises or any portion thereof and securing an indebtedness of Landlord or any Affiliate of Landlord or any ground, building or similar lease or other title retention agreement to which the Premises or any portion thereof is subject from time to time.

"Facility Mortgagee" shall mean the holder or beneficiary of a Facility Mortgage and any other rights of the lender, credit party or lessor under the applicable Facility Mortgage Documents.

"Facility Mortgage Documents" shall mean with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto.

"Hazardous Materials" shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to any portion of the Premises or to Persons on or about any portion of the Premises or cause any portion of the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards not disposed of in accordance with applicable law; (t) radon gas; and (g) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any portion of the Premises or the owners and/or occupants of property adjacent to or surrounding any portion of the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

"Hazardous Materials Claims" shall mean any and all enforcement, clean up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any portion of the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

"Hazardous Materials Laws" shall mean any ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste and other environmental matters.

"Person" shall mean any individual, partnership, association, corporation, limited liability company or other entity.

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EXHIBIT C-1
FAIR MARKET RENTAL

"Fair Market Rental" means, as of the date of determination, the fair market rental of the Premises at its highest and best use, operated as a business consistent with the Business to be operated pursuant to the terms of this Lease, that a willing, comparable, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing, comparable landlord of a comparable building located in the area in applicable geographical areas would accept, at arm's length (including what Landlord is accepting in current similar transactions), for buildings of comparable size and quality as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises and taking into account items that professional real estate appraisers customarily consider, including, but not limited to, rental rates, availability of competing facilities, tenant size and any lease concessions, if any, then being charged or granted by Landlord or the lessors of such similar facilities. The Fair Market Rental shall be in such amount as agreed to by the parties, or failing such agreement within ten (10) days of such date, as established pursuant to the following appraisal process.

Each party shall within ten (10) days after written demand by the other select one MAI Appraiser to participate in the determination of Fair Market Rental. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Rental of the Premises or applicable portion thereof within thirty (30) days of the selection of the third appraiser. Tenant shall pay the fees and expenses of any MAI Appraiser retained pursuant to this Exhibit.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the Fair Market Rental of the Premises in accordance with the provisions of this Exhibit and the Fair Market Rental so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAl Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply at Tenant's expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises or applicable portion thereof are located to name the third (31d) MAI Appraiser.

Within five (5) days after completion of the third (3rd) MAI Appraiser's appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the Fair Market Rental of the Premises or applicable portion thereof. If a majority are unable to determine the fair market value at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Rental. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be the Fair Market Rental. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be the Fair Market Rental. In any event, the result of the foregoing appraisal process shall be final and binding.

"MAI Appraiser" shall mean an appraiser licensed or otherwise qualified to do business in the state(s) where the Premises or applicable portion thereof are located and who has substantial experience in performing appraisals of facilities similar to the Premises or applicable portion thereof and holds the Appraisal Institute's MAI designation, or, if such organization no longer exists or certifies appraisers, such successor organization or such other organization as is approved by Landlord.

HNZW/467827_2.doc/3583-1

EXHIBIT C-2
[LANDLORD'S WIRE INSTRUCTIONS]

Wiring Instructions for Adcare:

The Private Bank
120 S. LaSalle St.
Chicago, IL 60603
Acct Name: AdCare Health Systems, Inc.
ABA # 071006486
Acct # 2273617

Attention:
Ron Fleming
Chief Financial Officer
Office 678-869-5116
Ron.Fleming@adcarehealth.com

Cheryl Baldwin
Treasury Manager
Office 678-869-5116 Ext. 108
Cheryl.Baldwin@adcarehealth.com

HNZW/467827_2.doc/3583-1

EXHIBIT "D"
FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

REPORT		DUE DATE
Monthly financial reports concerning the Business at the Facility consisting of:		Thirty (30) days after the end of each calendar month
(1)	a balance sheet;
(2)	a reasonably detailed income statement showing, among other things, gross revenues;
(3)	total patient days;
(4)	occupancy; and
(5)	payor mix (All via email to [suggest: financials@adcarehealth.com])
Quarterly consolidated or combined financial statements of Tenant and any Guarantor (via email to )		Thirty-Five (35) days after the end of each of the first three quarters of the fiscal year of Tenant and such Guarantor
Annual consolidated or combined financial statements of Tenant and any Guarantor audited by a reputable certified public accounting firm (via email to )		Seventy-five (75) days after the fiscal year end of Tenant and such Guarantor
Regulatory reports with respect to the Facility, as follows:		Five (5) business days after receipt
(1)
all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Tenant as to any portion of the Premises and any portion of the Business, including state department of health licensing surveys;

(2)	Medicare and Medicaid certification surveys; and
(3)	life safety code reports.
Reports of regulatory violations, by written notice of the following:		Two (2) business days after receipt
(1)	any violation of any federal, state or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid;
(2)	any suspension, termination or restriction placed upon Tenant or any portion of the Premises, the operation of any portion of the Business or the ability to admit residents or patients; or
(3)
any violation of any other permit, approval or certification in connection with any portion of the Premises or any portion of the Business, by any federal, state or local authority, including Medicare or Medicaid.

Cost Reports		Fifteen (15) days after filing

HNZW/467827_2.doc/3583-1

EXHIBIT "E"
FAIR MARKET VALUE

"Fair Market Value" means the fair market value of the Premises and/or Facility or applicable portion thereof on a specified date as agreed to by the parties, or failing such agreement within ten (10) days of such date, as established pursuant the following appraisal process. Each party shall within ten (10) days after written demand by the other party select one MAI Appraiser to participate in the determination of Fair Market Value. For all purposes under this Lease, the Fair Market Value shall be the fair market value of the Premises and/or Facility or applicable portion thereof unencumbered by this Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Value of the Premises and/or Facility or applicable portion thereof within thirty (30) days of the selection of the third appraiser. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by Landlord, such appraisal shall be made on a basis consistent with the basis on which the Premises and/or Facility or applicable portion thereof were appraised at the time of their acquisition by Landlord. Tenant shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Landlord shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Each party shall pay half the fees and expenses of the third MAI Appraiser selected by the respective MAI Appraisers selected by each of the parties.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Premises and/or Facility or applicable portion thereof in accordance with the provisions of this Exhibit and the Fair Market Value so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply to the presiding judge of the court of original trial jurisdiction in the county in which the Premises and/or Facility or applicable portion thereof are located to name the third (3rd) MAI Appraiser. The cost of such application to the presiding judge shall be equally shared by the parties.

Within five (5) days after completion of the third (3rd) MAI Appraiser's appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Premises and/or Facility or applicable portion thereof. If a majority are unable to determine the fair market value at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Value. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be such Fair Market Value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value. In any event, the result of the foregoing appraisal process shall be final and binding.

"MAI Appraiser" shall mean an appraiser licensed or otherwise qualified to do business in the state(s) where the Premises or applicable portion thereof are located and who has substantial experience in performing appraisals of facilities similar to the Premises or applicable portion thereof and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

HNZW/467827_2.doc/3583-1